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                                                                      EXHIBIT 11



                           THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

                CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                             Fiscal Year
                                            ----------------------------------------------
                                                 2000            1999            1998
                                              ---------       ---------       ---------
Weighted average shares outstanding
    Class A Common                                1,739           1,739           1,739
    Class B Common (excluding shares
        issuable upon exercise of
        stock options - accounted
        for below)                                7,706           8,322           8,348
                                              ---------       ---------       ---------
Shares used in computation of basic
    earnings per share                            9,445          10,061          10,087

Add - Shares assumed issuable upon
    exercise of stock options                        93             122             185
Deduct - Shares assumed to be
    purchased for Treasury with proceeds
    from exercise of stock options                  (78)           (101)           (143)
                                              ---------       ---------       ---------

Shares used in computation of
    diluted earnings per common share             9,460          10,082          10,129
                                              =========       =========       =========

Net income available for common shares        $ 135,444       $ 224,835       $ 416,303
                                              =========       =========       =========

Basic earnings per common share               $   14.34       $   22.35       $   41.27
                                              =========       =========       =========
Diluted earnings per common share             $   14.32       $   22.30       $   41.10
                                              =========       =========       =========